Exhibit 99.2

“Horizon Lines, Inc. Announces Closing of Initial Public Offering”

Charlotte, North Carolina, October 3, 2005 — Horizon Lines, Inc. (NYSE: HRZ) announced today the closing on September 30, 2005 of the initial public offering of 12,500,000 shares of its common stock at a price to the public of $10.00 per share. All shares were sold by Horizon Lines. Horizon Lines has also granted the underwriters an option to purchase up to an additional 1,875,000 shares.

Net proceeds to Horizon Lines from the offering were $110,500,000.

Goldman, Sachs & Co. and UBS Investment Bank were the joint book-running managers of the offering. Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. were the co-managers.

A copy of the final prospectus related to the offering may be obtained from the prospectus departments of Goldman, Sachs & Co. at 85 Broad Street, New York NY 10004, (Tel: 212-902-1171), UBS Securities LLC at 299 Park Avenue, 25th Floor, New York, NY 10171 (Tel: 212-821-3000), Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, NY 10179 (Tel: 212-272-2000), Deutsche Bank Securities Inc. at 1251 Avenue of the Americas, 25th Floor, New York, NY 10020 (Fax: 212-468-5333), or J.P. Morgan Securities Inc. at One Chase Manhattan Plaza, Floor 5B, New York, NY 10018 (Tel: 212-552-5164).

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Horizon Lines’ application to list its shares on the New York Stock Exchange (NYSE) includes additional information upon which the NYSE relied to list the company. This information is available to the public upon request.

Media Contact: Michael Avara, Horizon Lines, Inc., 704-973-7000, mavara@horizonlines.com